Grand Prix Funds, Inc.
P.O. Box 1177
Milwaukee, Wisconsin 53201-1177
Telephone: 1-800-432-4741

Roth IRA Disclosure Statement
and Custodial account agreement


For Fund information, prices,
literature, account balances and other information about your Grand Prix Funds account, call 1-800-432-
4741.

     Please note that the Custodial Account, model IRS
Form 5305-RA (Rev. January 1998), has not been updated yet to reflect recent changes in the law due to the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was enacted on July 22,
1998. However, the Disclosure Statement has been updated to reflect those provisions of the 1998 Act that affect Roth IRAs.

Grand Prix Funds Prospectus

Contents

Disclosure Statement                    1
Right to Revoke Your Roth IRA           1
Requirements of a Roth IRA              1
Income Tax Consequences of
  Establishing a Roth IRA               3
Limitations and Restrictions            6
Federal Tax Penalties                   7
Other                                   8
Miscellaneous                           8
Custodial Account                      10
  Article I                            10
  Article II                           10
  Article III                          10
  Article IV                           11
  Article V                            11
  Article VI                           12
  Article VII                          12
  Article VIII                         12
  Article IX                           12
Instructions                           19
Purpose of Form                        19
Definitions                            20
Specific Instructions                  20
  Article I                            20
  Article IX                           20

Grand Prix Funds, Inc.

Roth IRA Disclosure Statement

Right to Revoke your Roth IRA

If you receive this Disclosure Statement at the time you establish your Roth IRA, you have the right to revoke your Roth IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your Roth IRA.
The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to Grand Prix Funds, Inc.
at P.O. Box 1177, Milwaukee, WI 53201-1177, or by calling 1-800-432-4741.

     If you send your notice by first-class mail, your revocation will be deemed mailed as of the date of the postmark.

     If you have any questions about the procedure for revoking your
Roth IRA, please call Grand Prix Funds at 1-800-432-
4741.

Requirements of a Roth IRA

A. Cash Contributions - Your contribution must be in cash, unless it is a qualified rollover contribution.

B. Maximum Contribution - The total amount you may contribute to a Roth IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation. If you also maintain a Traditional IRA
(i.e., an IRA subject to the limits of Internal Revenue
Code (IRC) Section 408(a) or 408(b)) the maximum contribution to your Roth IRA is reduced by any contributions you make to your Traditional IRA, but is not reduced by any contributions you make to a Simplified Employee Pension Plan (SEP IRA) or a SIMPLE
IRA. Your total annual contribution to all Traditional
IRAs and Roth IRAs cannot exceed the lesser of $2,000 or 100 percent of your compensation.

     Your Roth IRA contribution is further limited if your adjusted gross income (AGI) exceeds $150,000 and you are a married individual filing jointly ($95,000 for single taxpayers). Married individuals filing jointly with AGI which exceeds $160,000 may not fund a Roth IRA. Married individuals filing separately with AGI exceeding $10,000 may not fund a Roth IRA. Single individuals with AGI exceeding $110,000 may not fund a Roth IRA. For these purposes, AGI is calculated without taking into account any deductions for contributions to a Traditional IRA or the amount of any conversions from a Traditional IRA to a Roth IRA.
     If you are married filing jointly and your AGI is between $150,000 and $160,000, your maximum Roth IRA contribution is determined as follows:

(1) Subtract your AGI from $160,000; (2) divide the difference by $10,000; and (3) multiply the result in step (2) by $2,000. For example, if your AGI is $155,000, your maximum Roth IRA contribution is $1,000.
This amount is determined as follows: [($160,000 minus
$155,000) divided by $10,000] multiplied by $2,000.
     If you are single and your AGI is between $95,000 and $110,000, your maximum Roth IRA contribution is determined as follows: (1) Subtract your AGI from $110,000; (2) divide the difference by $15,000; and (3) multiply the result in step (2) by $2,000. For example, if your AGI is $98,000, your maximum Roth IRA contribution is $1,600. This amount is determined as follows: [($110,000 minus $98,000) divided by $15,000]
multiplied by $2,000.
     Your Roth IRA contribution is not limited by your participation in a retirement plan other than a Traditional IRA, as discussed above. In addition, unlike Traditional IRAs, you may continue to fund a Roth IRA after age 70 1/2 so long as you have earned income and your AGI is below the maximum thresholds discussed above.

C. Nonforfeitability - Your interest in your Roth IRA is nonforfeitable.

D. Eligible Custodians - The Custodian of your Roth IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. Commingling Assets - The assets of your Roth IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. Life Insurance - No portion of your Roth IRA may be invested in life insurance contracts.

G. Collectibles - You may not invest the assets of your Roth IRA in collectibles (within the meaning of IRC
Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC
Section 408(m)(3)) are also permitted as Roth IRA investments.

H. Beneficiary Payouts - If your surviving spouse is your sole beneficiary, your spouse may treat your Roth
IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. Your surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations. If the beneficiary or beneficiaries include anyone other than your surviving spouse, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

   (a) be distributed by December 31 of the year containing the fifth anniversary of your death, or

   (b) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

     A nonspouse beneficiary or beneficiaries must elect either option (a) or (b) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with option (a).

Income Tax Consequences of Establishing a Roth IRA

A. Contributions Not Deducted - No deduction is allowed for Roth IRA contributions, including transfers and rollover contributions.

B. Tax-Deferred Earnings - The investment earnings of your Roth IRA are not subject to federal income tax as they accumulate in your Roth IRA. In addition, distributions of your Roth IRA earnings will be free from federal income tax if you take a qualified distribution, as discussed below.

C. Taxation of Distributions - The taxation of a distribution from your Roth IRA depends on whether the distribution is a qualified distribution or a nonqualified distribution. In addition, if your withdrawal is attributable to amounts converted from a Traditional IRA to a Roth IRA, taxation may be accelerated depending upon the length of time which has passed since the conversion occurred.

     1. Qualified Distributions - Qualified
distributions from your Roth IRA (both the contributions and earnings) are excluded from gross income. A qualified distribution is a distribution which is made after the five-year period beginning with the first year for which you made any contribution to a Roth IRA (including a conversion from a Traditional
IRA) and is made on account of one of the following events:

          attainment of age 59 1/2,
          disability,
          the purchase of a first home, or
          death.

        For example, if you make a contribution to your Roth IRA for 1998, the five-year requirement for determining whether a distribution is a qualified distribution will be satisfied as of January 1, 2003.

     2. Nonqualified Distributions - If you do not meet the requirements for a qualified distribution, any earnings you withdraw from your Roth IRA will be included in your gross income and, if you are under age
59 1/2, may be subject to an early distribution penalty. However, when you take a distribution, the amounts you contributed annually to any Roth IRA account will be deemed to be removed first, followed by conversion contributions made to any Roth IRA on a first-in, first-out basis. Therefore, your nonqualified distributions will not be taxable to you until your withdrawals exceed the amount of your annual contributions and your conversion contributions. These
"ordering rules" are complex. If you have any questions regarding the taxation of distributions from your Roth
IRA, please see a competent tax advisor.

D.   No Required Minimum Distributions Before Death -
You are not required to take lifetime distributions from your Roth IRA at age 70 1/2 (as required for Traditional and SIMPLE IRAs). However, distributions from your Roth IRA must be made, or begin to be made, within a certain period after you die.

E. Rollovers and Conversions - Your Roth IRA may be rolled over to another Roth IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your Roth IRA from any of your Roth or Traditional IRAs. The rollover rules are generally summarized below. These transactions are often complex.
If you have any questions regarding a rollover, please see a competent tax advisor.

     1. Roth IRA to Roth IRA Rollovers - Funds distributed from your Roth IRA may be rolled over to a Roth IRA of yours if the requirements of IRC Section
408(d)(3) are met. A proper Roth IRA to Roth IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another Roth IRA to Roth IRA rollover from the distributing Roth IRA during the 12 months preceding the date you receive the distribution.
Further, you may roll the same dollars or assets only once every 12 months. Roth IRA assets may not be rolled over to other types of IRAs (e.g., Traditional IRA, SEP
IRA, SIMPLE IRA).

     2. Traditional IRA to Roth IRA Conversions -
Unless your AGI is more than $100,000, or you are married filing a separate tax return, you are eligible to convert all or any portion of your existing
Traditional IRA(s) into your Roth IRA(s). Your AGI for the taxable year in which the distribution(s) are made from your Traditional IRA(s), rather than your AGI for the taxable year in which the distribution(s) are contributed to your Roth IRA(s), determines your eligibility for Traditional IRA to Roth IRA conversions.

        The amount of any conversion from your
Traditional IRA to your Roth IRA will be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the conversion amount is generally included in income, the 10 percent early distribution penalty will not apply to conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for an exception to the 10 percent penalty.

        If you convert assets from your Traditional IRA to your Roth IRA prior to January 1, 1999, you must generally include the taxable amount of the distribution in your gross income ratably over a four-year period beginning with 1998. However, you may make an irrevocable election on or before your 1998 tax return due date (including extensions) to include the entire taxable amount of the conversion in your 1998 income. If you choose to include your 1998 conversion contributions in income ratably over a four-year period, the amount included in income each year will be increased by the amount of any distributions you take from your Roth IRA between 1998 and 2000 which represent taxable conversion contributions. If you die prior to the end of the four-year period, the remaining amount of your 1998 conversion which has not been included in income will generally be taxable in the year of your death. However, if your spouse is your sole beneficiary, he or she may elect to include the remaining conversion amounts in his or her income over the remaining portion of the original four-year period.
The irrevocable election must be made on or before your spouse's tax return due date (including extensions) for the year in which you die.

     3. Written Election - At the time you make a proper rollover to a Roth IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

     4. No Rollovers from Employer Plans - You may not roll over distributions from your employer's qualified retirement plan or 403(b) arrangement into your Roth
IRA.

F. Carryback Contributions - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your Roth IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designate it as such.

Limitations and Restrictions

A. Spousal Roth IRA - If you are married, you may make payments to a Roth IRA established for the benefit of your spouse. You must file a joint tax return for the year for which the contribution is made.

     The amount you may contribute to your Roth IRA and your spouse's Roth IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one Roth IRA.
Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled
Maximum Contribution.

B. Estate Tax Exclusion - The $100,000 federal estate tax exclusion previously available has been repealed for individuals dying after December 31, 1984. No exclusion will be allowed for individuals dying after that date. Transfers of your Roth IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to federal gift tax under IRC Section 2501 if made after October 22, 1986.

C. Special Tax Treatment - Capital gains treatment and the favorable five- or ten-year forward averaging tax authorized by IRC
Section 402 do not apply to Roth IRA distributions.

D.   Income Tax Treatment - Any nonqualified
distribution of earnings from your Roth IRA is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your Roth IRA distribution. If withholding is applied to your distribution, not less than 10 percent of the amount distributed must be withheld.

E. Prohibited Transactions - If you or your beneficiary engage in a prohibited transaction with your Roth IRA, as described in IRC Section 4975, your Roth IRA will lose its tax-exempt status and you must generally include the value of the earnings in your account in your gross income for that taxable year.

F.   Pledging - If you pledge any portion of your Roth
IRA as collateral for
a loan, the amount so pledged will be treated as a distribution and may be included in your gross income for that year to the extent it represents earnings.

Federal Tax Penalties

A.   Early Distribution Penalty - If you are under age
59 1/2 and receive a nonqualified Roth IRA distribution, or if you receive a distribution of conversion amounts within the five-year period beginning with the year in which the conversion occurred, an additional tax of 10 percent will generally apply to the amount includible in income in the year of the distribution or conversion, unless the distribution is made on account of death, disability, a qualifying rollover, a transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Payments to cover certain qualified education expenses and distributions for first-home purchases (up to a life-time maximum of $10,000) are exempt from the 10 percent tax. Beginning
January 1, 2000, distributions to satisfy a levy issued by the Internal Revenue Service will also be exempt from the 10 percent tax.

B. Excess Contribution Penalty - An excise tax of 6 percent is imposed upon any excess contribution you make to your Roth IRA. This tax will apply each year in which an excess remains in your Roth IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year. Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled Maximum Contribution.

C. Excess Accumulation Penalty - When you die, the entire amount of your Roth IRA must generally be distributed within 5 years after your death, unless it is distributed over the life expectancy of your designated beneficiary beginning before the end of the calendar year following the year of your death. If your surviving spouse is your sole beneficiary, he or she may delay distributions until the date you would have reached age 70 1/2, had you lived, or may treat your Roth IRA as his or her own Roth IRA.
An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

D. Penalty Reporting - You must file Form 5329 with the IRS to report and remit any penalties or excise taxes.

Other

A. IRS Plan Approval - The Agreement used to establish this Roth IRA has been approved by the IRS.
The IRS approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. Additional Information - You may obtain further information on Roth
IRAs from your District Office of the IRS. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements (IRAs).

Miscellaneous

A. Ministerial Agent - If the Custodian is UMB Bank, n.a., Sunstone Investor Services, LLC shall be ministerial agent for the Custodian in the performance of any ministerial duties delegated to it by the Custodian. If any other bank or entity is the Custodian, then Sunstone Investor Services, LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to be in writing with the other Custodian.

B. Fees - The Custodian will charge the following fees for servicing your Roth IRA account:

     Annual maintenance fee                               $15
     Distribution (including rollover or direct rollover) $15
     Refund of excess contribution                        $15
     Any outgoing wire transfer                           $10

     The annual maintenance fee will be deducted from your account unless otherwise paid by you. The charge for refund of excess contribution will be deducted from your account at the time of the refund. These fees are subject to change.

C. Financial Guarantees and Projections - You may direct the investment of your funds within this Roth IRA into any investment instrument offered by or through Grand Prix Funds.
Grand Prix Funds will not
exercise any investment discretion regarding your Roth
IRA, as this
is solely your responsibility.

     The value of your Roth IRA will be solely dependent upon the performance of any investment instrument chosen by you to fund your Roth IRA.
Therefore, no projection of the growth of your Roth IRA can reasonably be shown or guaranteed.

     You choose the investment which will fund your Roth IRA. Your investment choices are limited to investments we offer directly.

D. Termination - The Custodian may resign at any time upon sixty (60) days' notice in writing to you and Grand Prix Funds. Upon resignation, Grand Prix Funds will appoint a successor custodian. You or Grand Prix
Funds may terminate this agreement at any time by giving sixty (60) days' written notice filed in a form acceptable to us. The notice must designate a successor custodian that satisfies the requirement of IRC Section
408(h).



Roth IRA Custodial Account

          Form 5305-RA under Section 408A of the
Internal Revenue Code    FORM (REV.JAN.1998)
          The Depositor whose name appears on the
Application is establishing a Roth Individual
Retirement Account under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
          The Custodian named on the Application has given the Depositor the disclosure statement required under Regulations section 1.408-6.
          The Depositor has assigned the Custodial account the sum indicated on the Application.
          The Depositor and the Custodian make the following agreement:

Article I

1.   If this Roth IRA is not designated as a Roth
Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the Custodian will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Depositor.

2.   If this Roth IRA is designated as a Roth
Conversion IRA, no contributions other than IRA
Conversion Contributions made during the same tax year will be accepted.

Article II

          The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single depositor, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married depositor who files jointly, between AGI of $150,000 and $160,000; and for a married depositor who files separately, between $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA
Conversion Contributions in a tax year if the Depositor's AGI for that tax year exceeds $100,000 or if the Depositor is married and files a separate return. Adjusted gross income is defined in section
408A(c)(3) and does not include IRA Conversion
Contributions.

Article III

          The Depositor's interest in the balance in the Custodial account is nonforfeitable.

Article IV

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund
(within the meaning of section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

Article V

1. If the Depositor dies before his or her entire interest is distributed to him or her and the Depositor's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

     (a) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

     (b) Be distributed over the life expectancy of the designated beneficiary starting no later than December
31 of the year following the year of the Depositor's death.

     If distributions do not begin by the date described in (b), distribution method (a) will apply.

2. In the case of distribution method 1.(b) above, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

3. If the Depositor's spouse is the sole beneficiary on the Depositor's date of death, such spouse will then be treated as the Depositor.

Article VI

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-
6, and under guidance published by the Internal Revenue
Service.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

Article VII

          Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

Article VIII

          This agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear below.

Article IX

9.01      Definitions:  In this part of this Agreement
(Article IX), the words "you" and "your" mean the Depositor, the words "we," "us," and "our" mean the Custodian and "Code" means the Internal Revenue Code.

9.02 Notices and Change of Address: Any required notice regarding this Roth IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

9.03 Representations and Responsibilities: You represent and warrant to us that any information you have given or will give us with respect to this Agreement is complete and accurate. Further, you agree that any directions you give us, or action you take will be proper under this Agreement and that we are entitled to rely upon any such information or directions. We shall not be responsible for losses of any kind that may result from your directions to us or your actions or failures to act and you agree to reimburse us for any loss we may incur as a result of such directions, actions or failures to act. We shall not be responsible for any penalties, taxes, judgments or expenses you incur in connection with your Roth IRA.
We have no duty to determine whether your contributions or distributions comply with the Code, regulations, rulings or this Agreement.

9.04 Service Fees: We have the right to charge an annual service fee or other designated fees (for example, a transfer, rollover or termination fee) for maintaining your Roth IRA. In addition, we have the right to be reimbursed for all reasonable expenses we incur in connection with the administration of your Roth IRA. We may charge you separately for any fees or expenses or we may deduct the amount of the fees or expenses from the assets in your Roth IRA at our discretion. We reserve the right to charge any additional fee upon 30 days' notice to you that the fee will be effective.

               Any brokerage commissions attributable
to the assets in your Roth IRA will be charged to your Roth IRA. You cannot reimburse your Roth IRA for those commissions.

9.05      Investment of Amounts in the Roth IRA:

               (a)  Direction of Investment - You have
exclusive responsibility for and control over the investment of the assets of your Roth IRA. You shall direct all investment transactions, including earnings and the proceeds from securities sales. Your selection of investments, however, shall be limited to Grand Prix
Funds or any other mutual fund designated by Grand Prix
Funds as a permissible investment alternative.

                    All transactions shall be subject
to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

                    After your death, your
beneficiary(ies) shall have the right to direct the investment of your Roth IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, section 9.03).

               (b)  Our Investment Powers and Duties -
We shall have no discretion to direct any investment in your Roth IRA. We assume no responsibility for rendering investment advice with respect to your Roth IRA, nor will we offer any opinion or judgment to you on matters concerning the value or suitability of any investment or proposed investment for your Roth
IRA. We shall not be responsible for determining the permissible amount of contributions to the account, or for the amount or timing of distributions from the account, or for any other actions taken at your request.

               (c)  Delegation of Investment
Responsibility - We may, but are not required to, permit you to delegate your investment responsibility for your Roth IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

9.06 Beneficiaries: If you die before you receive all of the amounts in your Roth IRA, payments from your Roth IRA will be made to your beneficiaries.

               You may designate one or more persons or entities as beneficiary of your Roth IRA. This designation can only be made on a form prescribed by us and it will only be effective when it is filed with us during your lifetime. Each beneficiary designation you file with us will cancel all previous ones. The consent of a beneficiary shall not be required for you to revoke a beneficiary designation.

               If your surviving spouse is your sole
beneficiary, your spouse may treat your Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. Your surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations.
If the beneficiary or beneficiaries include anyone other than your surviving spouse, distributions must commence in accordance with Article V.

               In the absence of a valid beneficiary
designation on file with us at the time of your death, we shall, upon receipt of notice of your death supported by a certified copy of the death certificate or other appropriate evidence of the fact of death satisfactory to us, make distributions of your Roth IRA account to your beneficiary or beneficiaries in the following order of preference:

               (a)   to your legal spouse; but if no
such legal spouse shall survive you; then

               (b)  to your surviving natural and
adoptive children in equal shares per capita and not per stirpes; but if there shall be no such surviving child or children; then

               (c)  to your personal representative,
provided however, that we shall have no duty, obligation, or responsibility to make any inquiry or conduct any investigation concerning the identification, address, or legal status of any individual or individuals alleging the status of beneficiary (designated or otherwise) nor to make inquiry or investigation concerning the possible existence of any beneficiary not reported to us within a reasonable period after the notification period after your death (or that of your surviving spouse) and previous to the distribution of the Roth IRA account.
We may conclusively rely upon the veracity and accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. With respect to any distribution made by reason of your death (or your surviving spouse) we shall have no reliance upon erroneous, inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution.
Upon full and complete distribution of the Roth IRA account pursuant to the provisions of this section, we shall be fully and forever discharged from all liability respecting such Custodial account.

9.07 Termination: We may resign at any time upon 60 days' notice in writing to you and Grand Prix Funds.
Upon resignation, Grand Prix Funds will notify you and appoint a successor custodian.

               You may terminate this Agreement at any
time by giving 60 days' written notice filed in a form acceptable to us. The notice must include designation of a successor custodian and removal shall be effective upon written acceptance by the successor custodian of its appointment. The successor custodian shall satisfy the requirements of IRC Section 408(h).

               Grand Prix Funds may terminate this
Agreement at any time by
giving 60 days' written notice to you and the Custodian. The notice must include designation of a successor custodian that satisfies the requirements of IRC Section 408(h).

               We shall not be liable for any actions
or failures to act on the part of any successor custodian or trustee nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section.

               If this Agreement is terminated, we may
hold back from your Roth IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

               any fees, expenses or taxes chargeable
                 against your Roth IRA;
               any penalties associated with the early
                 withdrawal of any savings instrument or other investment in your Roth IRA;
               any payment of liability constituting a
                 charge against the assets and where necessary to liquidate shares for such payments.

               The Custodian is authorized to reserve
money for payments and shall pay remaining amounts over to the successor custodian.

               If our organization is merged with
another organization (or comes under the control of any Federal or State agency) or if our entire organization
(or any portion which includes your Roth IRA) is bought by another organization, that organization (or agency) shall automatically become the trustee or custodian of your Roth IRA, but only if it is the type of organization authorized to serve as a Roth IRA trustee or custodian.

               If we are required to comply with
section 1.408-2(e) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another trustee or custodian.

9.08 Amendments: We have the right to amend this Agreement at any time without your consent. We may make further amendments to this Agreement in order to make said Agreement acceptable in form to the Secretary of Labor, or for any other purpose. Any such amendment shall be effective without your signature to a new
Adoption Agreement or Roth IRA Application and shall, if for the purpose of initially qualifying the Custodial account pursuant to the Code, be retroactively effective to the date of the captioned
Agreement. We will notify you of any such amendment, and you will be deemed to have consented to any other amendment, if you fail to object to it within 30 days from the date the notice is mailed. The Custodian will mail a copy of any such amendment to you.

9.09 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we are obligated to make a distribution.

               Any withdrawals shall be subject to all
applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

               You are not required to take a
distribution from your Roth IRA at age 70 1/2. At your death, however, your beneficiaries must begin taking distributions in accordance with Article V and section
9.06 of this Agreement. We will make no payouts to you from your Roth IRA until you provide us with a written request for a distribution on a form provided by or approved by us.

9.10 Transfers from Other Plans: We can receive amounts transferred or rolled over to this Roth IRA from the trustee or custodian of another Roth IRA as permitted by statute or applicable regulations.

               However, if this Custodial account is
designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

9.11 Liquidation of Assets: We have the right to liquidate assets in your Roth IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your Roth IRA. If you fail to direct us as to which assets to liquidate, we will decide in our complete and sole discretion and you agree not to hold us liable for any adverse consequences that result from our decision.

9.12 Restrictions on the Fund: Neither you nor any beneficiary may sell, transfer or pledge any interest in your Roth IRA in any manner whatsoever, except as provided by law or this Agreement.

               The assets in your Roth IRA shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Agreement.

9.13 What Law Applies: This Agreement is subject to all applicable Federal and State laws and regulations. If it is necessary to apply any State law to interpret and administer this Agreement, the law of our domicile shall govern.

               If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

               All questions arising with respect to
the provisions of the Agreement shall be determined by application of the laws of the State of Missouri except to the extent federal statutes supersede Missouri law.
To the extent permitted by law, none of your creditors or any beneficiary shall have any power to execute any levy, lien, assignment, garnishment, alienation, attachment, or other voluntary or involuntary transfer on any of the assets of the Roth IRA; and all sums payable to you or any beneficiary shall be free and clear of all liabilities for debts, levies, attachments and proceedings of any kind, at law or in equity.

9.14      Ministerial Agent:  If the Custodian is UMB
Bank, n.a., Sunstone Investor Services shall be the ministerial agent for the Custodian in the performance of any ministerial duties delegated to it by the Custodian. If any other bank or entity is the Custodian, then Sunstone Investor Services, LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to be in writing with the other Custodian.

9.15 Guarantees: The Custodian does not guarantee the custodial account from loss or depreciation. The liability of the Custodian to make any payment from the custodial account at any time is limited to the then available assets of the custodial account.

9.16      By signing the Application form, you
represent and certify that if you are contributing to a Roth Conversion Account, including the initial rollover contribution to a Roth Conversion Account, that (i) your AGI does not exceed the amount in Article II, (ii) if married you are filing a joint return, and (iii) you comply with all such contributions permitted under the Code.

9.17      The Custodian will deliver to you all
proxies, prospectuses and notices pertaining to securities held in the account. The Custodian shall not vote any such securities. Any notice sent from the Custodian to the Depositor will be effective if sent by mail to your last address of record.

9.18 Confirmation of transactions and records or statements of activity in the Depositor's custodial account shall be conclusive if the Depositor does not object within 30 days after mailing to the Depositor.
In such case, the Custodian and its officers and employees shall forever be released and discharged from any liability with respect to any claim arising out of any action or omission reflected on such confirmation or record.

          (Section references are to the Internal
Revenue Code unless otherwise noted.)

Purpose of Form

          Form 5305-RA is a model custodial account agreement that meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement account (Roth IRA) is established after the form is fully executed by both the individual
(Depositor) and the Custodian. This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.
          Do not file Form 5305-RA with the IRS.
Instead, keep it for your records.
          Unlike contributions to Traditional
individual retirement arrangements, contributions to a Roth IRA are not deductible from the Depositor's gross income; and distributions after 5 years that are made when the Depositor is 59 1/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer
(limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosure the Depositor can get from the Custodian, get Pub. 590, Individual Retirement
Arrangements (IRAs).
          This Roth IRA can be used by a Depositor to hold: (1) IRA Conversion Contributions, amounts rolled over or transferred from another Roth IRA, and annual cash contributions of up to $2,000 from the Depositor;
or
(2) if designated as a Roth Conversion IRA (by checking the box on the Application), only IRA Conversion
Contributions for the same tax year.
     To simplify the identification of funds
distributed from Roth IRAs, Depositors are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

Definitions

          Roth Conversion IRA: A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion
Contributions made during the same tax year.
          IRA Conversion Contributions:  IRA Conversion
Contributions are amounts rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth
IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.
          Custodian: The Custodian must be a bank or savings and loan association, as defined in section
408(n), or any person who has the approval of the IRS to act as Custodian.
          Depositor: The Depositor is the person who establishes the custodial account.




          Article I:  The Depositor may be subject to a
6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the Depositor have been made for the same tax year, (2) the Depositor's adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the Depositor's and spouse's compensation does not exceed the amount contributed for them for the tax year. The Depositor should see the Disclosure Statement or Pub. 590 for more information.
          Article IX:  Article IX and any that follow
it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-RA may be reproduced and reduced in size for adaption to passbook purposes.